DOR BioPharma, Inc.
1691 Michigan Avenue
Miami, Florida 33139
www.dorbiopharma.com

DOR BioPharma, Inc. Reports First Quarter 2006 Financial Results
and Reviews Achievements

Miami, FL. - May 15, 2006 - DOR BioPharma, Inc (DORB: OTCBB) (“DOR” or the “Company”), announced today its financial results for the first quarter ended March 31, 2006.

Revenues for the first quarter of 2006 were approximately $1.4 million compared to $0.1 million in the first quarter of 2005. The revenue was earned from two grants: a National Institute of Allergy and Infectious Diseases (NIAID) grant awarded in September 2004 for $5.2 million for RiVaxTM, and an FDA grant awarded in September 2005 for the “Oral BDP for the Treatment of GI GVHD.” The NIAID grant was increased to $6.4 million in May 2005 due to a renegotiated F&A rate which may be used for overhead expenditures.

The Company reported a net loss to shareholders of approximately $1.7 million or $0.03 per share for the first quarter of 2006, compared to $1.0 million or $0.02 per share for the first quarter of 2005. Research and development costs for the first quarter were $1.2 million compared to $0.7 million for the first quarter of 2005. This increase was due to the increased regulatory and filing consultant costs associated with the preparation of the NDA filing for orBec®. General and administrative expenses for the first quarter 2006 were $0.8 million compared to $0.3 million for the first quarter of 2005. This increase was primarily due to non cash expense items consisting of a recovery of stock option expense for the variable treatment of options for employees in the amount of $0.3 million in 2005 and an expense of $0.1 million for stock options under SFAS No. 123R in the first quarter of 2006.

“2006 has begun in a significant way for DOR,” stated Michael Sember, DOR’s Chief Executive Officer. “We announced important and corroborative mortality data from Phase II and Phase III clinical trials of oral beclamethosone and orBec®. In addition, we announced positive Phase I clinical data from our RiVax™ program. We are looking forward to the filing of our NDA for orBec®, the assembly of which is in its final stages. We expect 2006 to be a pivotal year for DOR.”

DOR first quarter 2006 Development Highlights:

•
In January 2006, DOR announced that it had entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, a Chicago based institutional investor, whereby Fusion Capital will buy up to $6.0 million of the Company’s common stock over a 15-month period.

•	In January, DOR announced positive new survival findings from a Phase II clinical trial of oral beclomethasone and a pivotal Phase III clinical trial of orBec®.

•	In January, DOR announced positive results of its Phase I clinical trial of RiVaxTM, which represented the first time a ricin toxin vaccine had ever been clinically tested in humans.

•
In January, DOR announced that DOR and its collaborators had successfully completed the second development milestone for its ricin vaccine, RiVax™, under the Challenge Grant previously awarded to DOR in September 2004 by NIAID, a unit of the National Institutes of Health.

Subsequent Events:

•	On April 10, 2006, DOR completed a Private Equity Financing of $3.6 million with institutional investors

•	On April 16, 2006, DOR announced the initiation of trading on the OTC Bulletin Board under the new stock symbol DORB.

•	On April 24, 2006, DOR announced that it was granted SME status by the European Commission and the EMEA.

About DOR BioPharma, Inc.

DOR BioPharma, Inc. is a biopharmaceutical company addressing life-threatening side effects of cancer and cancer treatments, serious gastrointestinal diseases and disorders, and biomedical countermeasures.  Our lead product, orBec® (oral beclomethasone dipropionate), is a potent, locally-acting corticosteroid being developed for the treatment of gastrointestinal Graft-versus-Host disease (GVHD), a common serious complication of bone marrow transplantation for cancer, as well as other GI disorders characterized by severe inflammation.  We plan to file a new drug application (NDA) with the FDA for orBec® for the treatment of gastrointestinal GVHD in the second quarter 2006.

Through our BioDefense Division, we are developing biomedical countermeasures pursuant to the paradigm established by the recently enacted Project BioShield Act of 2004.  Our biodefense products in development are bioengineered vaccines designed to protect against the deadly effects of ricin toxin and botulinum toxin, both of which are considered serious bioterrorism threats.  Our ricin toxin vaccine, RiVaxTM, has successfully completed a Phase I clinical trial in normal volunteers.  We have also initiated a botulinum toxin therapeutic development program based on rational drug design.
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For further information regarding DOR BioPharma, please visit the Company's website located at http://www.dorbiopharma.com.

This press release contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, that reflect DOR BioPharma's current expectations about its future results, performance, prospects and opportunities, including statements regarding the potential use of orBec® for the treatment of gastrointestinal GVHD and the prospects for regulatory filings for orBec®. Where possible, DOR BioPharma has tried to identify these forward-looking statements by using words such as "anticipates", "believes", "intends", or similar expressions. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. DOR BioPharma cannot assure you that it will be able to successfully develop or commercialize products based on its technology, including orBec®, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its technologies will prove to be safe and effective, that its cash expenditures will not exceed projected levels, that it will be able to obtain future financing or funds when needed, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the U.S. Government or other countries, that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, or that its business strategy will be successful. Important factors which may affect the future use of orBec® for gastrointestinal GVHD include the risks that: because orBec® did not achieve statistical significance in its primary endpoint in the pivotal Phase III clinical study (i.e. a p-value of less than or equal to 0.05), the FDA may not consider orBec® approvable based upon existing studies, orBec® may not show therapeutic effect or an acceptable safety profile in future clinical trials, if required, or could take a significantly longer time to gain regulatory approval than DOR BioPharma expects or may never gain approval; DOR BioPharma is dependent on the expertise, effort, priorities and contractual obligations of third parties in the clinical trials, manufacturing, marketing, sales and distribution of its products; or orBec® may not gain market acceptance; and others may develop technologies or products superior to orBec®.  These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, DOR BioPharma's most recent reports on Form 10-QSB and Form 10-KSB. DOR BioPharma assumes no obligation to update or revise any forward-looking statements as a result of new information, future events, and changes in circumstances or for any other reason.

Company Contact:
Evan Myrianthopoulos
Chief Financial Officer
(305) 534-3383
www.dorbiopharma.com